Exhibit 99.1


FOR IMMEDIATE RELEASE       Company Contact:    Bruce R. York
                                                Vice President and CFO
                                                (206) 733-8180

      CELLULAR TECHNICAL SERVICES ANNOUNCES MOVE TO NASDAQ SMALL CAP MARKET

Seattle, June 12, 2002 - Cellular Technical Services Company, Inc. (Nasdaq NM
Symbol: CTSC) ("CTS"), a provider of products and services for the prepaid and wireless communications industries, announced today that trading of its common shares will be moved from the Nasdaq National Market to the Nasdaq Small Cap Market effective at the opening of business on June 14, 2002. The change is being made as the market value of CTS' public float (i.e. shares held by non-affiliates) has fallen below the minimum level required in order to remain on the Nasdaq National Market. CTS elected to apply for listing on the Nasdaq Small Cap Market to ensure the continuity of its Nasdaq listing. CTS' common stock will continue trading under its current symbol (CTSC). Daily trading volume and closing price will continue to be available on the same basis as previously available from online services, financial newspapers and general circulation newspapers.

Over the past 13 years, CTS has used its experience with real-time wireless call processing to create technologically advanced solutions for the wireless industry, including integrated solutions for fraud management. Today, CTS is building a more diversified organization focusing on two areas: (i) distributing a wide range of prepaid telecommunications products and (ii) developing and marketing a software platform and applications for the emerging wireless location-based services marketplace.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results for CTS or its affiliates to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include but are not limited to: vulnerability to rapid industry change and technological obsolescence; limited customer base and reliance on a relatively small number of customers and customer contracts; dependence on a limited number of existing products and services; uncertainty of continued demand for and market penetration of its existing products and services under existing and future contracts; uncertainty in its ability to timely develop, introduce and gain acceptance of new products and services; uncertainty of the demand for and market penetration of new products and services; the possible impact of competitive products and pricing; the risk that its current and future products may contain errors or be affected by technical problems that would be difficult and costly to detect and correct; reliance on a limited number of outside vendors for key components and processes; potential difficulties in managing changing business conditions; dependence on key personnel; the availability of financing; and other risks described in CTS' filings with the Securities and Exchange Commission.

                                      -###-